                                     FORM 15

     Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number       0-14440
                                                --------------------

                               IEA INCOME FUND VI
                       (A California Limited Partnership)

                              Cronos Capital Corp.
             444 Market Street, 15th Floor, San Francisco, CA 94111
                         Dennis J. Tietz, (415) 677-8990

                     UNITS OF LIMITED PARTNERSHIP INTERESTS


         Please place an [x] in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     [x]                      Rule 12h-3(b)(1)(ii)      [ ]
Rule 12g-4(a)(1)(ii)    [ ]                      Rule 12h-3(b)(2)(i)       [ ]
Rule 12g-4(a)(2)(i)     [ ]                      Rule 12h-3(b)(2)(ii)      [ ]
Rule 12g-4(a)(2)(ii)    [ ]                      Rule 15d-6                [ ]
Rule 12h-3(b)(1)(i)     [ ]

     Approximate number of holders of record as of the certification or notice date: 0

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                          IEA INCOME FUND VI
                                          (A California Limited Partnership)

                                          By:  Cronos Capital Corp.
                                               The Managing General Partner


Date: December 29, 2000                By       /s/ Elinor A. Wexler
                                                ----------------------
                                                Elinor A. Wexler
                                                Vice President and Secretary
                                                Cronos Capital Corp.